Exhibit 99.1
For Immediate Release
American Axle & Manufacturing Reports
Third Quarter 2008 Financial Results
Detroit, Michigan, October 31, 2008 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the third quarter of 2008.
Third Quarter 2008 results
•	Third quarter sales of $528.1 million

•	Net loss of $440.9 million, or $8.54 per share

•	AAM’s quarterly results reflect the adverse impact of special charges, asset impairments and other non-recurring operating costs of $398.0 million, or $7.71 per share; these charges, the majority of which were non-cash in the period, relate to hourly and salaried attrition program activity, plant closures and other actions to rationalize underutilized capacity and align AAM’s business to current and projected market requirements

•	44% year-over-year decline in total light truck production volumes as compared to the third quarter of 2007

•	Content-per-vehicle of $1,453, approximately 12% higher than the previous year
AAM’s results in the third quarter of 2008 were a net loss of $440.9 million or $8.54 per share. This compares to net earnings of $13.5 million, or $0.25 per share, in the third quarter of 2007.
In the third quarter of 2008, AAM recorded special charges and non-recurring operating costs of $398.0 million, or $7.71 per share. The majority of these charges and costs were non-cash in the period.
These charges and costs are summarized in the following table:

	in millions	EPS Impact
Attrition programs and benefit reductions for U.S. hourly and salaried associates	$85.2	$1.65
Buydown Program payments	51.9	1.01
Asset impairments, lease accruals and indirect inventory write-downs	255.9	4.95
Other (primarily plant closure accruals and asset redeployment costs)	5.0	0.10

Total special charges and non-recurring operating costs	$398.0	$7.71

•	Special charges of $85.2 million, or $1.65 per share relating to U.S. hourly and salaried attrition programs and benefit reductions, including pension and other postretirement benefit curtailments and special and contractual termination benefits. Included in this activity are charges relating to voluntary elections under the Special Separation Program (SSP) offered to UAW-represented associates at AAM’s original U.S. locations and salaried workforce reductions.

•	Special charges of $51.9 million, or $1.01 per share relating to the total estimated Buydown Program (BDP) payments to those associates who are expected to be permanently idled throughout the new labor agreement. The BDP was initiated for associates that did not elect to participate in the SSP. Under the BDP, AAM will make three annual lump-sum payments to associates in connection with, among other things, a base wage decrease.

•	Asset impairment charges and indirect inventory write-downs, of $255.9 million, or $4.95 per share. Most of these charges result from the impact of recent customer decisions adversely affecting AAM’s future production requirements at AAM’s Colfor Manufacturing subsidiary and further structural changes in the level of market demand and accelerated reductions in customer production volumes anticipated for the major North American light truck and SUV product programs AAM currently supports for GM in the Detroit, Michigan driveline assembly facility.

•	Other special charges and non-operating costs of $5.0 million, or $0.10 per share primarily relating to costs incurred in relation to plant closings, including costs to redeploy machinery and equipment.
“AAM’s results in the third quarter of 2008 were adversely impacted by customer decisions to restrict production and reduce inventories of unsold vehicles. This created a significant imbalance between our production schedules in the quarter and the selling rates of the major product programs AAM currently supports for GM and Chrysler in North America,” said AAM Co-Founder, Chairman of the Board & Chief Executive Officer Richard E. Dauch. “Rapid deterioration in the domestic economy, pervasive weakness in the credit markets and historically low consumer confidence compounded these challenges for the entire domestic automotive industry.
“As we adapt to these new and challenging market conditions, AAM remains focused on the execution of its comprehensive restructuring plan to align AAM’s global production capacity with current and projected market requirements. The actions AAM is taking to improve the operating flexibility and market cost competitiveness of its U.S. operations position AAM to sustain its leadership position in the North American driveline market segment. At the same time, the recent groundbreaking for AAM’s new Rayong, Thailand manufacturing facility demonstrates our commitment to the continued diversification and expansion of AAM’s global manufacturing and sourcing footprint. These initiatives position AAM for a return to profitability.”
Net sales in the third quarter of 2008 were $528.1 million as compared to $774.3 million in the third quarter of 2007. Customer production volumes for the major light truck and SUV product programs AAM currently supports for GM and Chrysler were down approximately 44% in the third quarter of 2008 as compared to the prior year. Non-GM sales represented 26% of total sales in the third quarter of 2008 as compared to 24% in the third quarter of 2007.
AAM’s content-per-vehicle is measured by the dollar value of its product sales supporting GM’s North American truck and SUV platforms and Chrysler’s heavy duty Dodge Ram pickup trucks. In the third quarter 2008, AAM’s content-per-vehicle increased approximately 12% to $1,453 as compared to $1,303 in the third quarter of 2007.
Net sales in the first three quarters of 2008 were $1.6 billion as compared to $2.5 billion in the first three quarters of 2007. The company’s operating loss in the first three quarters of 2008 was $1.0 billion as compared to operating income of $125.1 million or 5.0% of sales for the first three quarters of 2007.
AAM’s SG&A spending for the third quarter of 2008 was $43.0 million as compared to $52.0 million in the third quarter of 2007. In the first three quarters of 2008, AAM’s SG&A spending was $137.3 million as compared to $155.1 million in the first three quarters of 2007. AAM’s R&D spending for the first three quarters of 2008 was approximately $63.4 million as compared to $61.9 million in the first three quarters of 2007.
AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures net of proceeds from the sales of equipment and dividends paid. Net cash used in operating activities in the first three quarters of 2008 was $97.3 million as compared to net cash provided by operating activities of $331.6 million in the first three quarters of 2007. Capital spending net of proceeds from the sales of equipment for the first three quarters of 2008 was $100.5 million as compared to $132.9 million in the first three quarters of 2007. Reflecting the impact of this activity and dividend payments of $17.3 million, AAM’s free cash flow use of $215.1 million in the first three quarters of 2008 compared to $174.9 million of positive free cash flow in the first three quarters of 2007.

A conference call to review AAM’s third quarter of 2008 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM’s investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (706) 643-3736 from outside the United States. A replay will be available from 5:00 p.m. ET on October 31, 2008 until 5:00 p.m. ET November 7, 2008 by dialing (800) 642-1687 from the United States or (706) 645-9291 from outside the United States. When prompted, callers should enter conference reservation number 65769084.
Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.
Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.
Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles. In addition to locations in the United States (Michigan, New York, Ohio and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Thailand and the United Kingdom.
Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections, strategies or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: global economic conditions, reduced purchases of our products by General Motors Corporation (GM), Chrysler LLC (Chrysler) or other customers; reduced demand for our customers’ products (particularly light trucks and SUVs produced by GM and Chrysler); availability of financing for working capital, capital expenditures, R&D or other general corporate purposes, including our ability to comply with financial covenants; our customers’ and suppliers’ availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; our ability to achieve cost reductions through ongoing restructuring actions; additional restructuring items that may occur; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe, South America and Asia); additional restructuring actions that may occur; our ability to maintain satisfactory labor relations and avoid future work stoppages; our suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; our customers’ and their suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; our ability to improve our U.S. labor cost structure; our ability to consummate and integrate acquisitions; supply shortages or price increases in raw materials, utilities or other operating supplies; our ability or our customers’ and suppliers’ ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; our ability to attract new customers and programs for new products; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to respond to changes in technology, increased competition or pricing pressures; continued or increased high prices for or reduced availability of fuel; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (such as the Corporate Average Fuel Economy regulations); liabilities arising from warranty claims, product liability and legal proceedings to which we are or may become a party; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; our ability to attract and retain key associates; other unanticipated events and conditions that may hinder our ability to compete.
It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.
# # #
For additional information:

Media relations contact:	Investor relations contact:
Renee B. Rogers	Jamie M. Little
Manager, Corporate Communications and	Director, Investor Relations
Media Relations	(313) 758-4831
(313) 758-4882	jamie.little@aam.com
renee.rogers@aam.com
     Or visit the AAM website at www.aam.com

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In millions, except per share data)		(In millions, except per share data)

Net sales	$528.1	$774.3	$1,606.2	$2,493.0

Cost of goods sold	906.5	693.1	2,499.8	2,212.8

Gross profit (loss)	(378.4)	81.2	(893.6)	280.2

Selling, general and administrative expenses	43.0	52.0	137.3	155.1

Operating income (loss)	(421.4)	29.2	(1,030.9)	125.1

Interest expense	(18.0)	(14.6)	(48.4)	(46.8)
Investment income (loss)	(3.7)	3.1	0.5	6.0
Other income (expense), net
Debt refinancing cost	—	—	—	(5.5)
Other, net	(1.2)	(1.2)	0.4	0.1

Income (loss) before income taxes	(444.3)	16.5	(1,078.4)	78.9

Income tax expense (benefit)	(3.4)	3.0	33.8	15.1

Net income (loss)	$(440.9)	$13.5	$(1,112.2)	$63.8

Diluted earnings (loss) per share	$(8.54)	$0.25	$(21.55)	$1.21

Diluted shares outstanding	51.6	53.0	51.6	52.6

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2008	2007
	(In millions)
ASSETS

Current assets
Cash and cash equivalents	$454.2	$343.6
Short-term investments	117.2	—
Accounts receivable, net	256.2	264.0
AAM/GM agreement receivable	60.0	—
Inventories, net	183.8	242.8
Prepaid expenses and other	70.8	73.4
Deferred income taxes	5.3	19.5

Total current assets	1,147.5	943.3

Property, plant and equipment, net	1,093.0	1,696.2
Deferred income taxes	16.0	78.7
Goodwill	147.8	147.8
Other assets and deferred charges	51.5	57.4

Total assets	$2,455.8	$2,923.4

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable	$287.2	$313.8
Other accrued expenses	374.3	197.8

Total current liabilities	661.5	511.6

Long-term debt	1,300.8	858.1
Deferred income taxes	5.4	6.6
Deferred revenue	195.8	66.0
Postretirement benefits and other long-term liabilities	429.6	581.7

Total liabilities	2,593.1	2,024.0

Stockholders’ equity (deficit)	(137.3)	899.4

Total liabilities and stockholders’ equity (deficit)	$2,455.8	$2,923.4

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In millions)		(In millions)
Operating activities
Net income (loss)	$(440.9)	$13.5	$(1,112.2)	$63.8
Depreciation and amortization	52.6	57.6	165.2	171.0
Other	366.9	25.9	849.7	96.8

Net cash flow provided by operating activities	(21.4)	97.0	(97.3)	331.6
Purchases of property, plant & equipment	(35.9)	(57.4)	(102.8)	(132.9)
Proceeds from sales of assets	—	—	2.3	—
Reclass of short-term investments	(117.2)	—	(117.2)	—

Net cash flow provided by (used in) operations	(174.5)	39.6	(315.0)	198.7
Net increase (decrease) in long-term debt	435.0	(2.1)	442.9	167.3
Debt issuance costs	—	—	—	(7.5)
Repurchase of treasury stock	—	(1.9)	(0.1)	(1.9)
Employee stock option exercises	—	3.9	0.9	15.2
Dividends paid	(1.1)	(8.0)	(17.3)	(23.8)

Net cash flow provided by (used in) financing activities	433.9	(8.1)	426.4	149.3
Effect of exchange rate changes on cash	(1.3)	(0.7)	(0.8)	0.6

Net increase in cash and cash equivalents	258.1	30.8	110.6	348.6
Cash and cash equivalents at beginning of period	196.1	331.3	343.6	13.5

Cash and cash equivalents at end of period	$454.2	$362.1	$454.2	$362.1

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA)(a)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In millions)		(In millions)

Net income (loss)	$(440.9)	$13.5	$(1,112.2)	$63.8
Interest expense	18.0	14.6	48.4	46.8
Income taxes	(3.4)	3.0	33.8	15.1
Depreciation and amortization	52.6	57.6	165.2	171.0

EBITDA	$(373.7)	$88.7	$(864.8)	$296.7

Net debt(b) to capital

	September 30,	December 31,
	2008	2007
	(In millions, except percentages)

Total debt	$1,300.8	$858.1
Less: cash and cash equivalents	454.2	343.6

Net debt at end of period	846.6	514.5

Stockholders’ equity (deficit)	(137.3)	899.4

Total invested capital at end of period	$709.3	$1,413.9

Net debt to capital(c)	119.4%	36.4%

Net Operating Cash Flow and Free Cash Flow(d)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In millions)		(In millions)

Net cash provided by operating activities	$(21.4)	$97.0	$(97.3)	$331.6
Less: purchases of property, plant & equipment and proceeds from sale of equipment	(35.9)	(57.4)	(100.5)	(132.9)

Net operating cash flow	(57.3)	39.6	(197.8)	198.7

Less: dividends paid	(1.1)	(8.0)	(17.3)	(23.8)

Free cash flow	$(58.4)	$31.6	$(215.1)	$174.9

(a)	We believe that EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)	Net debt to capital is equal to net debt divided by the sum of stockholders’ equity (deficit) and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(d)	We define net operating cash flow as net cash provided by operating activities less purchases of property and equipment net of proceeds from sales of assets. Free cash flow is defined as net operating cash flow less dividends paid. We believe net operating cash flow and free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Net operating cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate net operating cash flow and free cash flow differently.